UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 5, 2007

XETA Technologies, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	0-16231	73-1130045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1814 West Tacoma, Broken Arrow, Oklahoma		74012
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 918-664-8200

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02    Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 5, 2007, the Company’s Compensation Committee approved the grant of stock options under the Company’s 2004 Omnibus Stock Incentive Plan (the “Plan”) to the following executive officers:

•                  Greg D. Forrest, President                                  – 40,000 shares

•                  Robert B. Wagner, Chief Financial Officer       – 25,000 shares

Each of these options vest on January 5, 2011 (3 ½ years after the date of grant) and have a term of seven (7) years from the date of grant.  The exercise price is $3.25 per share, the Fair Market Value (as defined in the Plan) of the Company’s stock on the date of grant.

Also on July 5, 2007, the Compensation Committee approved a $1,000 per month increase in salary for Greg Forrest, the Company’s newly appointed Chief Executive Officer and President, bringing his annual salary to $197,000.

Item 8.01   Other Events.

On July 5, 2007, the Company’s Compensation Committee also approved the grant of a stock option under the Plan to purchase 25,000 shares of the Company’s Common Stock to Don Duke, the Company’s new non-executive Chairman of the Board of Directors.  The exercise price is $3.25 per share.  The option vests over a two-year period on the following schedule:  12,500 shares are exercisable on July 5, 2008 (the first anniversary of the date of grant), and the balance are exercisable on July 5, 2009.  The option expiration date is July 5, 2014 (seven years from the date of grant).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XETA Technologies, Inc.
(Registrant)

Dated: July 11, 2007	By	/s/ Robert B. Wagner
Robert B. Wagner, Chief Financial Officer